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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


             DATE OF REPORT: May 9, 2003 COMMISSION FILE NO. 0-19485



                            ADVANCED FINANCIAL, INC.
                            ------------------------
             (Exact name of Registrant as specified in its charter)


            Delaware                                    84-1069416
            --------                                    ----------
 (State or other jurisdiction of                      (IRS Employer
 incorporation or organization)                   Identification Number)



       5425 MARTINDALE, SHAWNEE, KS                       66218
 ----------------------------------------                 -----
 (Address of principal executive offices)              (Zip Code)



     Registrant's Telephone Number (executive office), including Area Code:
                                 (913) 535-1072



          (Former name or former address, if changed since last report)
                                       N/A
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ITEM 4.  CHANGE IN CERTIFYING ACCOUNTANT

         On May 9, 2003, the Board of Directors of the Registrant engaged the firm of Weaver & Martin as its principal accountant to audit the financial statements for the fiscal years ending March 31, 2002 and 2003, in place of Grant Thornton LLP. There were no disagreements with the former accounting firm in connection with the audits of the Registrant's last two audits for the fiscal years ended March 31, 2000 and 2001. The reports of Grant Thornton LLP for such years included the following concluding paragraph. "The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. ... the Company has incurred substantial losses from operations and has experienced consistent liquidity issues since reorganization in 1999; these factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."


ITEM 5.  OTHER INFORMATION

         On April 30, the Registrant announced the closing of an Agreement with Gateway Energy Corporation and certain of its subsidiaries of Houston, Texas ("Gateway") under which it provided, through the Registrant's wholly-owned subsidiary, Allen Drilling Acquisition Company ("ADAC"), $900,000 of credit enhancements in the form of Letters of Credit. These credit enhancements enabled Gateway to obtain additional financing, in the form of a three year Balloon Note from a Houston bank to complete the construction of certain natural gas pipeline facilities ("Pipeline Facilities") located in Madison County, Texas, (The "Madisonville Project"). ADAC secured the Letters of Credit through the private placement of a new series of preferred stock (the "Series A"), to two investor groups. The Certificate of Designation for the Series A provides, among other things, for dividend payments to the named holders thereof, equal to sixty-six and two thirds, (66.67%) of distributions received by ADAC from Gateway, and an unanimous vote of the Series A to exercise the Equity Participation Option as further described below.

The Agreement provides, among other things, that ADAC will receive, during the term of the additional financing, one-half (50%) of the price upside portion only, if any, of the monthly fee to be received by Gateway from the Madisonville Project. The Agreement also provides that ADAC will have the option to either:
(i) receive at the end of the Balloon Note term a lump-sum payment, which when added to the payments received, if any, for the price upside portion, will result in a 15% pre-tax internal rate of return on the $900,000, or (ii) to exercise the Equity Participation Option by paying off the Balloon Note on or before the end of the Balloon Note term in exchange for a thirty-three and one-third (33.33%) ownership interest in the Pipeline Facilities from that date forward. Gateway is obligated to pay the periodic interest payments on the Balloon Note during



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the three year term of the Balloon Note. Further, Gateway has granted liens to
ADAC, subordinate to its banks, on its economic interest in the Madisonville Project and certain other natural gas operating systems and natural gas operating assets. The Agreement contains cross collateral and cross default provisions linking it to an additional Gateway term note at the same bank, the proceeds of which were used by Gateway to fund the Madisonville Project.

The Madisonville Project is operated under a long-term agreement between Gateway, Hanover Compression Limited Partnership, and Redwood Energy Production,
L. P. and is designed to treat gas to remove impurities from the gas to enable the gas to meet pipeline sales quality specifications. The Madisonville Project employs the state-of-the-art, patented, absorption based technology developed by Advanced Extraction Technologies, Inc., for which Gateway has the exclusive U.
S. license, to remove nitrogen from the gas.

To implement the provisions, terms and conditions of the various agreements including the Certificate of Designation for the ADAC Series A Preferred Stock:
(i) Larry J. Horbach and Christopher D. Davis were appointed to the Board of Directors of the Registrant to fill the vacancies created by the resignation of two directors following the Registrant's emergence from it's Chapter XI Reorganization, to serve until elected at the next meeting of shareholders; and
(ii) Mr. Horbach resigned as a director of ADAC, with that position then being filled by Mr. Davis. The Registrant, as the sole shareholder of ADAC effected such ADAC director changes and entered into an agreement to amend the ADAC By-laws to provide that the number of ADAC directors shall be fixed at three as long as any Series A Preferred Shares remain outstanding. In addition, Mr. Davis as well as the Registrant's President, Charles Holtgraves, shall be elected to the ADAC board of directors.

Mr. Holtgraves and Mr. Horbach are directors of Gateway. Mr. Davis has no affiliation with Gateway. Mr. Holtgraves owns 14.65% of an entity that owns 55.56% of the ADAC Series A Preferred Stock. Mr. Davis serves as the Trustee of the Davis Investment Management Trust for the Davis Investments VI LP, which LP owns 44.44% of the ADAC Series A Preferred Stock. Mr. Horbach owns no ADAC stock.


ITEM 7.  EXHIBITS

         The following exhibits are filed as part of this report.

         EXHIBIT A--The Agreement by and between Gateway Energy Corporation and its wholly owned subsidiaries and Allen Drilling Acquisition Company.

         EXHIBIT B-- The Certificate of Designation, Preferences and Rights of the Senior Series A Preferred Stock, Stated Value of $1,000 of Allen Drilling Acquisition Company.



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         EXHIBIT C-- The Agreement between Advanced Financial, Inc., Charles A.
Holtgraves, Davis Investments VI LP, and Allen Drilling Acquisition Company.



                                    SIGNATURE

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            ADVANCED FINANCIAL, INC.
                                  (Registrant)


May 9, 2003                       By:  /s/  L J  Horbach
---------------------------            -------------------------------
      Date                             Larry J. Horbach,  Assistant Secretary






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